As filed with the Securities and Exchange Commission on August 26, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MANNATECH, INCORPORATED

(Exact name of Registrant as specified in its charter)

Texas	2833	75-2508900
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

600 S. Royal Lane, Suite 200

Coppell, Texas 75019

(Address, including zip code, telephone number, including area code, of Registrant’s principal executive offices)

Mannatech, Incorporated

2008 Stock Incentive Plan

(Full title of the plans)

Wayne L. Badovinus

Chief Executive Officer

Mannatech, Incorporated

600 S. Royal Lane, Suite 200

Coppell, Texas 75019

(972) 471-7400

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Kenneth Menges, Jr., P.C.

Akin, Gump, Strauss, Hauer & Feld, L.L.P.

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201-4675

Telephone: (214) 969-2800

Facsimile (214) 969-4343

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	1,000,000	$5.49	$5,490,000	$215.76

(1)	These shares are issuable under the Mannatech, Incorporated 2008 Stock Incentive Plan upon the exercise of options or the vesting of restricted stock awards. The maximum aggregate number of shares of common stock that may be issued under the 2008 Stock Incentive Plan is 1,738,910 shares, which includes (i) 1,000,000 newly authorized shares of common stock, (ii) 98,394 shares of common stock reserved for issuance under the Mannatech, Incorporated 2000 Amended and Restated Incentive Stock Option Plan but not subject to issued awards, all of which shares were previously registered on the Registration Statement on Form S-8, File No. 333-47752, filed on October 11, 2000, and (iii) up to 640,516 shares of common stock underlying awards existing as of the date hereof and granted prior to the effective date of the 2008 Stock Incentive Plan under the Mannatech, Incorporated Amended and Restated Incentive 2000 Stock Option Plan, in the event that such awards expire, are forfeited or terminate for any reason without having been exercised in full, all of which shares were previously registered on the Registration Statement on Form S-8, File No. 333-47752, filed on October 11, 2000. Pursuant to Rule 416, this Registration Statement also includes an indeterminable number of additional shares that may become issuable pursuant to the antidilution adjustment provisions of the Mannatech, Incorporated 2008 Stock Incentive Plan.
(2)	Pursuant to Rule 457(c) and (h), and solely for the purpose of calculating the applicable registration fee, the proposed maximum offering price per share for the common stock to be registered hereunder has been calculated based upon the average of the high and low sales prices of Mannatech, Incorporated’s common stock on August 22, 2008, as quoted on The Nasdaq Global Market.

EXPLANATORY NOTE

The purpose of this registration statement on Form S-8 (the “Registration Statement”) is to register a total of 1,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Mannatech, Incorporated, a Texas corporation (the “Company”), for offer and sale under the Company’s 2008 Stock Incentive Plan (the “2008 Plan”). The maximum aggregate number of shares of Common Stock that may be issued under the 2008 Plan is 1,738,910 shares, which includes (i) 1,000,000 newly authorized shares of common stock, (ii) 101,319 shares of common stock (“Existing Plan Shares”) reserved for issuance under the Mannatech, Incorporated 2000 Amended and Restated Incentive Stock Option Plan (the “Existing Plan”) but not subject to issued awards, and (iii) up to 637,591 shares of common stock underlying awards existing as of the date hereof (“Existing Plan Awards”) but granted prior to the effective date of the 2008 Plan under the Existing Plan, to the extent that any such Existing Plan Awards expire, are forfeited or terminate for any reason without having been exercised in full. All of the Existing Plan Shares were previously registered on the Registration Statement on Form S-8, File No. 333-47752, filed on October 11, 2000 (the “2000 Plan Registration Statement”). All of the shares underlying the Existing Plan Awards were previously registered on the 2000 Plan Registration Statement. The prospectus referred to in Part I of this Registration Statement is a combined prospectus for purposes of Rule 429 of the Securities Act of 1933, as amended, or the Securities Act, and relates to this Registration Statement and the 2000 Plan Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to the Company’s officers, employees, consultants and directors, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3, Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC are incorporated herein by reference, other than those furnished pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K:

(a)	Annual Report on Form 10-K for the year ended December 31, 2007, as filed by the Company with the SEC on March 17, 2008;

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, as filed by the Company with the SEC on May 12, 2008;

(c)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, as filed by the Company with the SEC on August 11, 2008; and

(d)	The following Current Reports on Form 8-K filed by the Company with the SEC since December 31, 2007:

(1)	Current Report on Form 8-K, as filed by the Company with the SEC on January 29, 2008;

(2)	Current Report on Form 8-K, as filed by the Company with the SEC on February 27, 2008;

(3)	Current Report on Form 8-K, as filed by the Company with the SEC on March 24, 2008;

(4)	Current Report on Form 8-K, as filed by the Company with the SEC on March 26, 2008;

(5)	Current Report on Form 8-K, as filed by the Company with the SEC on May 5, 2008;

(6)	Current Report on Form 8-K, as filed by the Company with the SEC on May 8, 2008;

(7)	Current Report on Form 8-K, as filed by the Company with the SEC on June 9, 2008;

(8)	Current Report on Form 8-K, as filed by the Company with the SEC on June 13, 2008;

(9)	Current Report on Form 8-K, as filed by the Company with the SEC on June 20, 2008;

(10)	Current Report on Form 8-K, as filed by the Company with the SEC on June 24, 2008;

(11)	Current Report on Form 8-K, as filed by the Company with the SEC on July 11, 2008; and

(12)	Current Report on Form 8-K, as filed by the Company with the SEC on July 14, 2008.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, excluding any information furnished pursuant to any Current Report on Form 8-K, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Officers and Directors.

The following summary is qualified in its entirety by reference to the Texas Business Corporation Act (the “TBCA” ) and the Company’s Amended and Restated Articles of Incorporation and Fourth Amended and Restated Bylaws, as amended by that certain First Amendment to Fourth Amended and Restated Bylaws, each of which contain provisions for indemnification of the Company’s directors and officers.

Texas Law

Article 2.02-1 of the TBCA provides generally that a person sued as a director, officer, employee or agent of a corporation, or while serving at the request of the corporation as a director, officer, partner, employee, agent, or similar functionary of another enterprise, may be indemnified by the corporation against judgments, penalties, fines, settlements and reasonable expenses if it is determined that such person has conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests, and in all other cases, that his conduct was at least not opposed to the corporation’s best interests and, in the case of any criminal proceeding, that such person had no reasonable cause to believe his conduct was unlawful. The TBCA provides that a corporation may advance expenses incurred by an officer or director in defending a suit or other similar proceeding. A Texas corporation is also permitted to indemnify and advance expenses to officers, employees and agents who are not directors to such extent as may be provided by its articles of incorporation, bylaws, action of board of directors, a contract, or required by common law. Indemnification of a person found liable to the corporation or found liable on the basis that personal benefit was improperly received by him is limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made if the person is found liable for willful or intentional misconduct in the performance of his duty to the corporation. Indemnification is mandatory, however, in the case of such person being wholly successful, on the merits or otherwise, in the defense of the proceeding.

Article 2.02-1 of the TBCA also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee agent or similar functionary of another entity or enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.

Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, or TMCLA, provides that a corporation ‘s articles of incorporation may limit or eliminate a director’s liability for monetary damages to the corporation or its shareholders for an act or omission in the director’s capacity as a director, except that no limitation or elimination of liability is permitted to the extent the director is found liable for a breach of the duty of loyalty, an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, a transaction involving an improper personal benefit to the director, or an act or omission for which liability is expressly provided by an applicable statute.

Bylaws and Articles of Incorporation

The Company’s articles of incorporation and bylaws provide for indemnification of its officers and directors to the fullest extent permitted by the TBCA. In addition, consistent with the TMCLA, the Company’s articles of incorporation provide that a Company director shall not be liable to the Company or its shareholders for monetary damages for an act or omission in a director’s capacity as a director of the Company.

The right to indemnification conferred by the Company’s bylaws includes the right to be paid or reimbursed by the Company for expenses incurred in defending or otherwise participating in any proceeding of the type eligible for indemnification in advance of such proceeding’s final disposition, provided, however, that any such advancement of expenses incurred by an officer or director of the Company will be made only upon delivery to the Company of a written affirmation, by or on behalf of such officer or director, of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under the Company’s bylaws and a written undertaking to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Company’s bylaws or otherwise. The Company will pay or reimburse expenses incurred by a director or officer in connection with his or her appearance as a witness or other participation in a proceeding at a time when he or she is not a named defendant or respondent in the proceeding.

The rights to indemnification provided by the Company’s bylaws and articles of incorporation will not be deemed exclusive of any other rights which any person entitled to indemnification by the Company’s bylaws or articles of incorporation may have or hereafter acquire under law (common or statutory), the Company’s articles of incorporation, the Company’s bylaws, an agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or amendment of provisions of the Company’s bylaws or articles of incorporation affecting indemnification rights, whether by the Company’s stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, and will not in any way diminish or adversely affect any indemnification right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Pursuant to the Company’s bylaws, the Company may purchase and maintain insurance, to the extent permitted by the TBCA, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Company’s bylaws.

Indemnification Agreements

The Company has entered into individual indemnification agreements with each of its directors that contractually obligate the Company to indemnify each director from and against any and all expenses actually and reasonably incurred by the director in connection with any threatened, pending or completed action, suit or proceeding in which the director was made a party by reason of the fact that the director is or was a director of the Company to the fullest extent authorized and permitted by the provisions of the TBCA and the Company’s bylaws and articles of incorporation, or by any amendment thereof.

The individual indemnification agreements with each of the Company’s directors also provide that, to the extent that the Company maintains one or more insurance policy or policies providing directors’ and officers’ liability insurance, each director will be covered by such policy or policies in accordance with the terms of such policy or policies, to the maximum extent of the coverage applicable to any director then serving the Company.

Item 8.	Exhibits.

See Index to Exhibits, attached hereto.

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Coppell, State of Texas on August 26, 2008.

MANNATECH, INCORPORATED

By:	/s/ Wayne L. Badovinus
Wayne L. Badovinus
Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Mannatech, Incorporated do hereby constitute and appoint Wayne L. Badovinus his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments) to the Registration Statement, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or her might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the listed capacities on August 26, 2008:

Name	Title

/s/ Wayne L. Badovinus	Chief Executive Officer, President and Director (Principal Executive Officer)
Wayne L. Badovinus

/s/ Stephen D. Fenstermacher	Chief Financial Officer and Senior Vice President (Principal Financial and Principal Accounting Officer)
Stephen D. Fenstermacher

/s/ Samuel L. Caster	Chairman of the Board
Samuel L. Caster

/s/ J. Stanley Fredrick	Lead Director
J. Stanley Fredrick

/s/ Patricia A. Wier	Director
Patricia A. Wier

/s/ Alan D. Kennedy	Director
Alan D. Kennedy

/s/ Gerald E. Gilbert	Director
Gerald E. Gilbert

/s/ Robert C. Blattberg, Ph.D	Director
Robert C. Blattberg, Ph.D

/s/ Marlin Ray Robbins	Director
Marlin Ray Robbins

/s/ Larry A. Jobe	Director
Larry A. Jobe

/s/ Robert A. Toth	Director
Robert A. Toth

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
4.1	Specimen Certificate for Shares of Common Stock (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-125405, filed by the Company with the SEC on August 2, 2005).

*5.1	Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

10.1	2008 Stock Incentive Plan (incorporated by reference to Appendix B to the Company’s Proxy Statement, filed by the Company with the SEC on April 29, 2008).

*10.2	Form of Restricted Stock Award Agreement

*10.3	Form of Stock Option Agreement

*23.1	Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibit 5.1 filed herewith).

*23.2	Consent of BDO Seidman, LLP.

*23.3	Consent of Grant Thornton LLP.

*24.1	Powers of Attorney (included on signature page).

*	Filed herewith.